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Exhibit 10.1

Magna Entertainment Corp.
337 Magna Drive
Aurora, ON

March 22, 2005

PRIVATE & CONFIDENTIAL

Mr. Tom Hodgson
 [ADDRESS]

Dear Tom:

Re: Employment with Magna Entertainment Corp.

In accordance with our recent discussions, this letter will confirm the terms and conditions of your employment with Magna Entertainment Corp. (the "Corporation"), as follows:

1.
Position:    You shall be appointed as President and Chief Executive Officer and Director, reporting to the Chairman and Board of Directors of the Corporation effective March 8, 2005.

2.
Remuneration:    You shall receive a Base Salary of US $300,000 per annum (less statutorily required deductions), payable in arrears in equal instalments in accordance with the Corporation's standard payroll practices. Your Base Salary will be reviewed annually during January of each year.

3.
Annual Bonus:    In addition to your Base Salary for fiscal 2005, you shall be entitled to receive a Bonus (inclusive of all entitlement to vacation pay, whether vacation is taken or not in any period and less the required withholding taxes and other statutory deductions) in the amount of US $200,000, prorated from your Start Date.

  For 2005, fifty percent (50%) of your Guaranteed Bonus shall be paid in Class A shares of the company or 50% of your Guaranteed Bonus shall be invested in Class A shares of the company whichever is determined to be the most efficient from a tax and legal perspective. Ownership of these Class A shares shall vest as to 50% on the first anniversary of the allotment and as to the remaining 50% on the second anniversary of the allotment. On termination of your employment for any reason by either party these Class A shares shall vest and be released to you on a pro rata basis over nine months and twenty-three days commencing March 8, 2005 and ending on the date of termination.

Your Bonus for fiscal year 2006 shall be agreed upon prior to December 31, 2005.

4.
Benefits:    During your employment by the Corporation, you will be entitled to:

(a)
participate in all group benefit programs generally applicable to salaried employees of the Corporation from time to time;

(b)
four (4) weeks vacation in respect of each completed twelve (12) month period in accordance with the Corporation's policy, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof; and

(c)
reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time.

5.
MEC Share Investment:    The Corporation requires that you accumulate and maintain an investment in Class A Subordinate Voting shares of the Corporation ("MEC Shares") as a condition of your employment. As a minimum, you agree to accumulate and maintain over each of the three years commencing March 8, 2005, that number of MEC Shares which is calculated by dividing (i) one-third (1/3) of your after-tax total cash Annual and/or Special Bonuses for each of those three fiscal years (the calculation of after-tax total cash compensation shall give effect to income tax at a deemed 50% tax rate) by (ii) the average closing trading price on the Toronto Stock Exchange for MEC Shares over each such year.

  Subsequent to this three year period, you will annually maintain that number of MEC Shares which is calculated by dividing (i) one-third (1/3) of the after-tax total cash Annual and/or Special Bonuses for the three most recent fiscal years (the calculation of after-tax total cash compensation shall give effect to income tax at a deemed 50% tax rate), by (ii) the average trading price on the Toronto Stock Exchange for MEC Shares over such three year period.

  Evidence of your ownership of the required number of MEC Shares must be produced each year commencing in April 2006 for the fiscal year ending December 31, 2005, in order to obtain payment of the cash portion of your Annual Bonus for the preceding fiscal year. You may accumulate such MEC Shares in advance at your discretion and may use MEC Shares which are already owned by you to satisfy such requirement.

6.
MEC Stock Options:    Subject to the express approval of the Compensation Committee of the Board of Directors of MEC and compliance with all applicable laws, the Corporation shall grant you options to purchase a total of 300,000 MEC Shares at exercise prices per share equal to the closing trading price of the shares on the trading day immediately preceding the date that the options are granted. Subject to the approval of the Compensation Committee, the options will have a term of ten (10) years from date of grant and will vest one-fifth on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant. The grant of options will be subject to you entering into a Stock Option Agreement with the Corporation in the standard form used by the Corporation from time to time for employee stock option grants under the Corporation's Long-Term Incentive Plan. Should your employment with the Corporation terminate, the term of your options shall be reduced as provided in the Stock Option Agreement referred to above. Such options shall be subject to all other terms and conditions set forth in the Stock Option Agreement referred to above and/or in the Corporation's Long-Term Incentive Plan. Upon receipt of an executed copy of this Agreement, we will place this matter before the Compensation Committee of the Board of Directors of MEC at the earliest reasonable opportunity.

7.
Termination:    Your employment and this agreement, including all benefits provided for under this agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of twelve (12) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for cause or by reason of your breach of the terms of this agreement.

  Otherwise, you or the Corporation may, at any time for any reason, terminate your employment and this agreement without cause by providing the other party with twelve (12) months prior written notice of intention to terminate. Alternatively, the Corporation may elect to terminate your employment immediately by paying you a retiring allowance equivalent to twelve (12) months' Base Salary (less statutorily required deductions) either in a lump sum within thirty (30) days of the day of termination or monthly in arrears in twelve (12) equal instalments commencing thirty (30) days after the day of termination. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a), except for life and disability insurance benefit coverage, for a period of twelve (12) months. Your life and disability insurance benefit coverage shall be maintained for a period of not less than the period required by applicable statute.

  On termination of this agreement, other than your dismissal for cause or for breach of this agreement under sub-paragraph 7(d), the Corporation will also pay your Annual Bonus on a prorated basis to the date of termination, plus any portion of your Annual Bonus which you would have been entitled to receive during the applicable notice period.

  In the event that you breach the provisions of paragraph 8, the payment of any further amounts under this agreement will immediately cease.

  The termination provisions set forth above are inclusive of any and all statutory, common law and/or contractual entitlement to severance pay, notice of termination or pay in lieu thereof, salary, bonuses, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation (including, specifically, any preceding employment by the Corporation and its affiliated or associated Corporations and/or their respective predecessors, (all of the foregoing are hereinafter collectively referred to as the "MEC Group")), and the termination of your employment and this agreement.

8.
Other Conditions:    You hereby acknowledge as reasonable, in terms of both scope and duration, and agree that you shall abide by the following terms and conditions:

i)
Technology, Know-How, Inventions, Patents:    That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the MEC Group shall be the exclusive property of the MEC Group and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

ii)
Confidentiality:    You shall keep confidential at all times during and after your employment, all information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the MEC Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them. In addition, if requested at any time, you shall immediately execute a separate form of Employee Confidentiality Agreement in the Corporation's standard form as a condition of your continued employment.

iii)
Conflict of Interest.    During the term of your employment with the Corporation, you shall not engage in any business activities, either through yourself or through immediate family member(s), which may place you in an actual or apparent conflict of interest with your duty to act, at all times, in the best interests of the Corporation.

iv)
Non-Competition:    During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the MEC Group in respect of which you have had access to proprietary or confidential information.

v)
Non-Solicitation:    During the term of your employment with the Corporation and for a period of twelve (12) months after the termination of your employment, you shall not, directly or indirectly solicit, attempt to solicit, call upon, or accept the business of any firm, person or company who is a customer or client of the Corporation or any member of the MEC Group or otherwise solicit, attempt to solicit, or communicate in any way with employees of the Corporation or any member of the MEC Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

9.
Travel:    You shall carry out your day-to-day duties from the head office of the Corporation in Aurora; however, you acknowledge that you will be expected to engage in business travel based on the nature of your position and job responsibilities and the location of the Corporation's properties and operations.

10.
Severability:    You acknowledge and agree that should any provision in this agreement be held to be invalid, void or unenforceable, it shall be declared separate and distinct, and the remaining provisions shall continue in full force and effect.

11.
Assignability:    This agreement may be assigned by the Corporation in its sole discretion to any other member of the MEC Group without your prior consent. Upon completion of such assignment, the Corporation shall be automatically released from any obligation, liability or responsibility under this agreement.

12.
Start Date:    Your employment with the Corporation shall commence March 8, 2005.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies of this agreement in the places indicated and return two fully signed copies to the attention of Andrew Staniusz by March 28, 2005, after which time, if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement i) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the MEC Group and ii) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation, or any member of the MEC Group, including specifically the consulting agreement between yourself and M.I. Developments Inc.

Yours very truly,

Frank Stronach
Chairman
/elw

I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all of the terms and conditions of my employment with Magna Entertainment Corp. (the "Corporation") and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation.

I understand that in order to manage the employment relationship, it will be necessary for the Corporation to collect and use certain personal information about me, as well as my beneficiaries and dependents. I grant my consent to the collection and use of this information, as well as to the disclosure of relevant personal information to employees, affiliates and agents of the Corporation where necessary for legitimate business reasons, including performance and attendance management, and administration of the Corporation's compensation, employee benefit and retirement programs.

Date	Tom Hodgson

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Magna Entertainment Corp. 337 Magna Drive Aurora, ON